OMB APPROVAL
OMB Number:3235-0060
Expires: March 31, 2006
Estimated average burden
hours per response... 28.0

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2005

CHORDIANT SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	93-1051328
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number:

000-29357

20400 Stevens Creek Boulevard, Suite 400
Cupertino, CA    95014
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (408) 517-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into Material Definitive Agreement.

On October 17, 2005, Chordiant Software, Inc. ("Chordiant" or the "Company") extended an offer of employment to Mr. Derek Witte as Vice President & General Counsel. Pursuant to the terms of his offer letter, which was executed by Mr. Witte on October 20, 2005, Mr. Witte's annual base salary will initially be $290,000, with a target annual bonus of up to 30% of his base salary at 100% achievement of certain objectives. Additionally, Mr. Witte will be granted an option to purchase 300,000 shares of Chordiant's common stock. The stock option will vest on a three (3) year vesting schedule, provided Mr. Witte continues to be employed by Chordiant.

Similar to certain other executive officers of Chordiant, Chordiant has entered into a Change of Control Agreement with Mr. Witte which provides that if he is terminated either without "cause," as defined in the agreement, or voluntarily leaves his employment at Chordiant for "good reason," as defined in the agreement, within 12 months following a change of control, then he will receive, among other benefits, the following: (a) payment of his salary for a period of 12 months, (b) payment of his annual bonus, (c) continuation of health and life insurance policies for one year, and (d) with respect to stock awards, as defined in the agreement, accelerated vesting of a number of shares equal to the lesser of (i) 50% of the then-unvested shares, rights or units, as applicable or (ii) 12 months of vesting on such shares, rights or units that would have vested if he had continued to work at the Company during such 12 month period.

 Item 9.01 Financial Statements and Exhibits.

99.1 Offer Letter dated October 17, 2005 to Mr. Derek Witte
99.2 Change of Control Agreement between Chordiant Software, Inc. and Mr. Derek Witte.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chordiant Software, Inc.

Date: October 26, 2005	By: /s/ George de Urioste George de Urioste Chief Operating Officer and Chief Financial Officer